       1                                                EXHIBIT 19

GRAPHICS APPENDIX LIST*

* In this Appendix, the following descriptions of graphs on pages 34 and 35 of the Company's 1996 Annual Report to Stockholders that are omitted from the EDGAR text are more specific with respect to the actual amounts and percentages than can be determined from the graphs themselves.

The Company submits such more specific descriptions only for the purpose of complying with EDGAR requirements for transmitting this Annual Report on Form 10-K; such more specific descriptions are not intended in any way to provide information that is additional to that otherwise provided in the 1996 Annual Report to Stockholders.


REVENUES AND INCOME
(Dollars in billions)                               1994     1995    1996
                                                  ------   ------  ------

Net revenues                                        11.5     16.2    20.8
Net income                                           2.3      3.6     5.2


COSTS AND EXPENSES
(Percent of revenues)                               1994     1995    1996
                                                  ------   ------  ------
Cost of sales                                        48%      48%     44%
R&D                                                  10%       8%      9%
Marketing and G&A                                    13%      12%     11%


OTHER INCOME AND EXPENSE
(Dollars in millions)                               1994     1995    1996
                                                  ------   ------  ------
Interest and other income                            273      415     406
Interest expense                                      57       29      25



CASH AND INVESTMENTS
(Dollars in billions)                                      1995      1996
                                                         ------    ------
Cash and cash equivalents                                   1.5       4.2
Short-term investments                                      1.0       3.7
Long-term investments                                       1.7       1.4